News Release

For Immediate Release:	For More Information,
January 29, 2015	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $6.9 million, or $0.34 per diluted common share, for the three months ended December 31, 2014, an increase of 25.9% compared to the $5.5 million, or $0.27 per diluted common share, recorded in the fourth quarter of 2013. For the year ended December 31, 2014, the Company recorded net income available to common shareholders of $24.1 million, or $1.19 per diluted common share, an increase of 21.8% compared to the $19.8 million, or $0.98 per diluted common share, for the year ended December 31, 2013. The higher earnings in both periods were primarily the result of lower provisions for loan losses.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2014 amounted to $30.9 million, a 12.3% decrease from the $35.3 million recorded in the fourth quarter of 2013. Net interest income for the year ended December 31, 2014 amounted to $131.6 million, a 3.6% decrease from the $136.5 million recorded in 2013.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the fourth quarter of 2014 was 4.25% compared to 5.04% for the fourth quarter of 2013. For the year ended December 31, 2014, the Company’s net interest margin was 4.58% compared to 4.92% in 2013. The lower margins realized in 2014 were primarily due to lower amounts of discount accretion on loans purchased in failed-bank acquisitions and lower average asset yields – see additional discussion below. As shown in the accompanying tables, loan discount accretion amounted to $2.2 million in the fourth quarter of 2014, compared to $5.6 million in the fourth quarter of 2013. For 2014 as a whole, loan discount accretion amounted to $16.0 million compared to $20.2 million for 2013.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin amounted to 3.96% for the fourth quarter of 2014 compared to 4.25% for the fourth quarter of 2013. The lower margins realized in 2014 were due primarily to lower loan yields and a higher mix of the Company’s earning assets being maintained in highly liquid accounts that earn relatively little interest. See the Financial Summary for a table that presents the impact of loan discount accretion, as well as other purchase accounting adjustments affecting net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

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The Company’s cost of funds has steadily declined from 0.33% in the fourth quarter of 2013 to 0.27% in the fourth quarter of 2014, which has had a positive impact on the Company’s net interest margin.

Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $1.5 million in the fourth quarter of 2014 compared to $8.9 million for the fourth quarter of 2013. For the year ended December 31, 2014, the Company recorded total provisions for loan losses of $10.2 million compared to $30.6 million for 2013. As discussed below, lower provisions in 2014 were recorded for both the non-covered and covered loan portfolios – see explanation of the terms “non-covered” and “covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $1.3 million in the fourth quarter of 2014 compared to $5.0 million in the fourth quarter of 2013. For 2014 as a whole, the provision for loan losses on non-covered loans amounted to $7.1 million compared to $18.3 million for 2013. The lower provisions recorded in 2014 were primarily a result of stable asset quality trends.

The provision for loan losses on covered loans amounted to $0.2 million in the fourth quarter of 2014 compared to $3.9 million in the fourth quarter of 2013. For the year ended December 31, 2014, the provision for loan losses on covered loans amounted to $3.1 million compared to $12.4 million for 2013. The decreases in 2014 have been primarily due to lower levels of covered nonperforming loans during the period and stabilization in the underlying collateral values of nonperforming loans.

Total non-covered nonperforming assets amounted to $95.3 million at December 31, 2014 (3.09% of total non-covered assets) compared to $82.0 million at December 31, 2013 (2.78% of total non-covered assets). The increase in 2014 was due to the Company transferring $14.8 million in nonperforming assets from covered status to non-covered status on July 1, 2014 upon the scheduled expiration of a loss sharing agreement with the FDIC associated with those assets.

Total covered nonperforming assets have declined in the past year, amounting to $18.7 million at December 31, 2014 compared to $70.6 million at December 31, 2013. Over the past twelve months, the Company has resolved a significant amount of covered loans and has experienced strong property sales along the North Carolina coast, which is where most of the Company’s covered assets are located. Also, as discussed in the preceding paragraph, on July 1, 2014 the Company transferred $14.8 million in nonperforming assets from covered status to non-covered status upon the expiration of a loss sharing agreement.

Noninterest Income

Total noninterest income for the three months ended December 31, 2014 was $4.5 million compared to $6.3 million for the comparable period of 2013. For the year ended December 31, 2014, noninterest income amounted to $14.4 million compared to $23.5 million for 2013.

Core noninterest income for the fourth quarter of 2014 was $7.4 million, an increase of 5.7% over the $7.0 million reported for the third quarter of 2013. For the year ended December 31, 2014, core noninterest income amounted to $30.5 million, an 8.0% increase from the $28.2 million recorded in 2013. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income.

The primary factors that resulted in the increases in core noninterest income in 2014 were higher service charges on deposit accounts, higher debit and credit card interchange fees and higher commissions earned from financial product sales. Service charges on deposit accounts increased primarily as a result of the December 2013 introduction of a new deposit product line-up that altered the fee structure of many accounts. The increases in debit and credit card interchange fees are due to growth in the number and usage of debit and credit cards. The increases in commissions earned from financial product sales is due to increased sales volume as a result of increased emphasis on this division, including the hiring of additional personnel over recent years.

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Noncore components of noninterest income resulted in net losses of $2.9 million in the fourth quarter of 2014 compared to net losses of $0.7 million in the fourth quarter of 2013. For the years ended December 31, 2014 and 2013, the Company recorded net losses of $16.1 million and $4.7 million, respectively, related to the noncore components of noninterest income. The largest variances related to foreclosed property gains/losses and indemnification asset income (expense) – see discussion below.

The Company experienced losses on non-covered foreclosed properties of $0.5 million for the three months ended December 31, 2014 compared to $0.4 million in the fourth quarter of 2013. For the full year of 2014, the Company recorded losses on non-covered foreclosed properties of $1.9 million compared to a gain of $1.3 million in 2013. In 2014, the Company incurred losses on several pieces of real estate that the Company had held for a considerable amount of time that either sold at a loss in 2014 or for which the Company recorded write-downs due to declines in value. In 2013 the Company experienced miscellaneous gains from sales of properties following a stabilization in real estate market values.

Gains on covered foreclosed properties were $0.6 million and $4.1 million for the three months ended December 31, 2014 and 2013, respectively, while losses of $1.9 million and gains of $0.4 million were recorded for the twelve months ended December 31, 2014 and 2013, respectively. Losses on covered foreclosed properties have generally declined over the past several years as a result of stabilization in property values and declining numbers of foreclosed properties held by the Company. The gains realized in 2013 were primarily the result of several sizeable gains related to sales of properties along the North Carolina coast that recovered in value.

Indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC during the period related to covered assets. The three primary items that result in recording indemnification asset income (expense) are 1) income from loan discount accretion, which results in indemnification expense, 2) provisions for loan losses on covered loans, which result in indemnification income and 3) foreclosed property gains (losses) on covered assets, which also result in indemnification expense (income). In the fourth quarter of 2014, the Company recorded $3.1 million in indemnification asset expense compared to $4.5 million in indemnification asset expense in the fourth quarter of 2013. The variance between the fourth quarter of 2014 and the fourth quarter of 2013 is primarily due to lower indemnification asset expense associated with the lower loan discount accretion income recorded. For the year ended December 31, 2014, indemnification asset expense amounted to $12.8 million compared to indemnification asset expense of $6.8 million for 2013. In 2014, the indemnification asset expense recorded in connection with loan discount accretion was offset to a lesser degree by indemnification asset income associated with provisions for loan losses and foreclosed property losses than was the case in 2013. See additional discussion related to this matter in the section below entitled “Note Regarding Components of Earnings.”

During the years ended December 31, 2014 and 2013, the Company realized $0.8 million and $0.5 million in securities gains, respectively.

Noninterest Expenses

Noninterest expenses amounted to $23.0 million in the fourth quarter of 2014 compared to $23.9 million recorded in the fourth quarter of 2013. Noninterest expenses for the year ended December 31, 2014 amounted to $97.3 million compared to $96.6 million recorded in 2013.

In connection with continued cost control and efficiency efforts, the Company’s number of full-time equivalent employees declined by 6.6% during 2014. This resulted in a decrease in personnel expense (salaries and employee benefits) in the fourth quarter of 2014 compared to the fourth quarter of 2013. Personnel expense amounted to $13.2 million in the fourth quarter of 2014 compared to $14.3 million in the fourth quarter of 2013. For the years ended December 31, 2014 and 2013, personnel expense amounted to $55.2 million compared to $54.8 million, respectively, an increase of less than 1%.

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Included in noninterest expenses for the three and twelve months ended December 31, 2014 were $0.1 million and $1.0 million, respectively, in charges related to the closure and consolidation of nine bank branches.

Balance Sheet and Capital

Total assets at December 31, 2014 amounted to $3.2 billion, a 1.0% increase from a year earlier. Total loans at December 31, 2014 amounted to $2.4 billion, a 2.7% decrease from a year earlier, and total deposits amounted to $2.7 billion at December 31, 2014, a 2.0% decrease from a year earlier.

Investment securities totaled $342.7 million at December 31, 2014 compared to $227.0 million at December 31, 2013. In the fourth quarter of 2014, the Company used a portion of its excess cash balances to purchase approximately $125 million in investment securities. The higher yield earned on those funds improved the Company’s net interest income for the quarter.

Non-covered loans amounted to $2.3 billion at December 31, 2014, an increase of $15.7 million from December 31, 2013. The increase was due to the reclassification of $39.7 million in loans from covered status to non-covered status in connection with the July 1, 2014 expiration of a loss sharing agreement. Loan growth has been impacted by a relatively slow economic recovery in many of the Company’s market areas, as well as what is expected to be temporary pressures from new internal loan processes designed to enhance loan quality.

The lower amount of deposits at December 31, 2014 compared to December 31, 2013 was primarily due to declines in time deposits, with increases in checking accounts offsetting a large portion of the decline. Time deposits are generally one of the Company’s most expensive funding sources, and thus the shift from this category benefited the Company’s overall cost of funds.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at December 31, 2014 of 17.60% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 7.90% at December 31, 2014, an increase of 44 basis points from a year earlier.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “I am pleased to report the strong increase in earnings for 2014. For 2015, we will continue to be focused on strategic initiatives that we expect will result in increases in profitability and market share.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On December 5, 2014, the Company completed the planned closure and consolidation of nine of its branches. All branches were consolidated with other First Bank branches near the closing location.

•	On December 16, 2014, the Company announced a quarterly cash dividend of $0.08 cents per share payable on January 23, 2015 to shareholders of record on December 31, 2014. This is the same dividend rate as the Company declared in the fourth quarter of 2013.

•	The Company is currently constructing a new branch facility at 4110 Bradham Drive, Jacksonville, North Carolina. Upon completion, the First Bank branch located on Western Boulevard will be closed and the accounts serviced at that branch will be reassigned to the new and improved branch. This is expected to occur in the second quarter of 2015 and is subject to regulatory approval.

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Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 87 branches, with 74 branches operating in North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 7 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Fayetteville, North Carolina, and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

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First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2014	2013	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$31,160	36,165
Interest on investment securities	1,408	1,309
Other interest income	259	116
Total interest income	32,827	37,590	(12.7%	)
Interest expense
Interest on deposits	1,602	2,059
Other, primarily borrowings	302	255
Total interest expense	1,904	2,314	(17.7%	)
Net interest income	30,923	35,276	(12.3%	)
Provision for loan losses – non-covered loans	1,285	4,965	(74.1%	)
Provision for loan losses – covered loans	191	3,931	(95.1%	)
Total provision for loan losses	1,476	8,896	(83.4%	)
Net interest income after provision for loan losses	29,447	26,380	11.6%
Noninterest income
Service charges on deposit accounts	3,261	3,173
Other service charges, commissions, and fees	2,552	2,401
Fees from presold mortgages	522	564
Commissions from financial product sales	748	563
Bank-owned life insurance income	355	334
Foreclosed property gains (losses) – non-covered	(460)	(354)
Foreclosed property gains (losses) – covered	598	4,105
FDIC indemnification asset income (expense), net	(3,138)	(4,528)
Securities gains	—	(28)
Other gains (losses)	54	56
Total noninterest income	4,492	6,286	(28.5%	)
Noninterest expenses
Salaries expense	11,284	12,039
Employee benefit expense	1,939	2,223
Occupancy and equipment expense	2,841	2,910
Intangibles amortization	195	221
Other operating expenses	6,730	6,542
Total noninterest expenses	22,989	23,935	(4.0%	)
Income before income taxes	10,950	8,731	25.4%
Income taxes	3,855	3,053	26.3%
Net income	7,095	5,678	25.0%

Preferred stock dividends	(217)	(217)

Net income available to common shareholders	$6,878	5,461	25.9%

Earnings per common share – basic	$0.35	0.28	25.0%
Earnings per common share – diluted	0.34	0.27	25.9%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$30,923	35,276
Tax-equivalent adjustment (1)	376	386
Net interest income, tax-equivalent	$31,299	35,662	(12.2%	)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary – Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2014	2013	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$133,641	141,616
Interest on investment securities	5,342	5,309
Other interest income	849	586
Total interest income	139,832	147,511	(5.2%	)
Interest expense
Interest on deposits	7,072	9,960
Other, primarily borrowings	1,151	1,025
Total interest expense	8,223	10,985	(25.1%	)
Net interest income	131,609	136,526	(3.6%	)
Provision for loan losses – non-covered loans	7,087	18,266	(61.2%	)
Provision for loan losses – covered loans	3,108	12,350	(74.8%	)
Total provision for loan losses	10,195	30,616	(66.7%	)
Net interest income after provision for loan losses	121,414	105,910	14.6%
Noninterest income
Service charges on deposit accounts	13,706	12,752
Other service charges, commissions, and fees	10,019	9,318
Fees from presold mortgages	2,726	2,907
Commissions from financial product sales	2,733	2,132
Bank-owned life insurance income	1,311	1,120
Foreclosed property gains (losses) – non-covered	(1,924)	1,333
Foreclosed property gains (losses) – covered	(1,919)	367
FDIC indemnification asset income (expense), net	(12,842)	(6,824)
Securities gains	786	532
Other gains (losses)	(228)	(148)
Total noninterest income	14,368	23,489	(38.8%	)
Noninterest expenses
Salaries expense	46,071	45,120
Employee benefit expense	9,086	9,644
Occupancy and equipment expense	11,293	11,487
Intangibles amortization	777	860
Other operating expenses	30,024	29,508
Total noninterest expenses	97,251	96,619	0.7%
Income before income taxes	38,531	32,780	17.5%
Income taxes	13,535	12,081	12.0%
Net income	24,996	20,699	20.8%

Preferred stock dividends	(868)	(895)

Net income available to common shareholders	$24,128	19,804	21.8%

Earnings per common share – basic	$1.22	1.01	20.8%
Earnings per common share – diluted	1.19	0.98	21.4%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$131,609	136,526
Tax-equivalent adjustment (1)	1,502	1,511
Net interest income, tax-equivalent	$133,111	138,037	(3.6%	)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2014	2013	2014	2013
Return on average assets (1)	0.85%	0.68%	0.75%	0.62%
Return on average common equity (2)	8.56%	7.31%	7.73%	6.78%
Net interest margin – tax-equivalent (3)	4.25%	5.04%	4.58%	4.92%
Net charge-offs to average loans – non-covered	0.78%	0.74%	0.65%	0.72%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.32	0.32
Stated book value – common	16.08	15.30	16.08	15.30
Tangible book value – common	12.63	11.81	12.63	11.81
Common shares outstanding at end of period	19,709,881	19,679,659	19,709,881	19,679,659
Weighted average shares outstanding – basic	19,706,926	19,679,701	19,699,801	19,675,597
Weighted average shares outstanding – diluted	20,440,533	20,409,489	20,434,007	20,404,303

CAPITAL RATIOS
Tangible equity to tangible assets	10.15%	9.73%	10.15%	9.73%
Tangible common equity to tangible assets	7.90%	7.46%	7.90%	7.46%
Tier I leverage ratio	11.61%	11.18%	11.61%	11.18%
Tier I risk-based capital ratio	16.35%	15.53%	16.35%	15.53%
Total risk-based capital ratio	17.60%	16.79%	17.60%	16.79%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,214,302	3,167,640	$3,219,915	3,208,458
Loans	2,411,117	2,453,186	2,434,331	2,419,679
Earning assets	2,920,295	2,807,461	2,907,098	2,805,112
Deposits	2,691,076	2,732,721	2,723,758	2,779,032
Interest-bearing liabilities	2,235,758	2,308,387	2,294,330	2,380,747
Shareholders’ equity	389,709	367,081	383,055	362,770

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Net interest income – tax-equivalent (1)	$31,299	31,721	34,183	35,908	35,662
Taxable equivalent adjustment (1)	376	378	375	373	386
Net interest income	30,923	31,343	33,808	35,535	35,276
Provision for loan losses – non-covered	1,285	1,279	1,158	3,365	4,965
Provision for loan losses – covered	191	206	2,501	210	3,931
Noninterest income	4,492	4,608	4,970	298	6,286
Noninterest expense	22,989	25,931	24,780	23,551	23,935
Income before income taxes	10,950	8,535	10,339	8,707	8,731
Income tax expense	3,855	2,956	3,693	3,031	3,053
Net income	7,095	5,579	6,646	5,676	5,678
Preferred stock dividends	(217)	(217)	(217)	(217)	(217)
Net income available to common shareholders	6,878	5,362	6,429	5,459	5,461

Earnings per common share – basic	0.35	0.27	0.33	0.28	0.28
Earnings per common share – diluted	0.34	0.27	0.32	0.27	0.27

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

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First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Dec. 31, 2014	At Sept. 30, 2014	At Dec. 31, 2013	One Year Change
Assets
Cash and due from banks	$81,068	84,128	83,881	(3.4%	)
Interest bearing deposits with banks	172,016	252,386	139,393	23.4%
Total cash and cash equivalents	253,084	336,514	223,274	13.4%

Investment securities	342,721	213,075	227,036	51.0%
Presold mortgages	6,019	5,761	5,422	11.0%

Loans – non-covered	2,268,580	2,292,841	2,252,885	0.7%
Loans – covered by FDIC loss share agreements	127,594	133,249	210,309	(39.3%	)
Total loans	2,396,174	2,426,090	2,463,194	(2.7%	)
Allowance for loan losses – non-covered	(38,345)	(41,564)	(44,263)	(13.4%	)
Allowance for loan losses – covered	(2,281)	(2,567)	(4,242)	(46.2%	)
Total allowance for loan losses	(40,626)	(44,131)	(48,505)	(16.2%	)
Net loans	2,355,548	2,381,959	2,414,689	(2.4%	)

Premises and equipment	75,113	74,871	77,448	(3.0%	)
FDIC indemnification asset	22,569	25,328	48,622	(53.6%	)
Intangible assets	67,893	68,087	68,669	(1.1%	)
Foreclosed real estate – non-covered	9,771	11,705	12,251	(20.2%	)
Foreclosed real estate – covered	2,350	3,237	24,497	(90.4%	)
Bank-owned life insurance	55,421	44,996	44,040	25.8%
Other assets	27,894	30,078	39,122	(28.7%	)
Total assets	$3,218,383	3,195,611	3,185,070	1.0%

Liabilities
Deposits:
Non-interest bearing checking accounts	$560,230	540,349	482,650	16.1%
Interest bearing checking accounts	583,903	538,815	557,413	4.8%
Money market accounts	548,255	545,137	547,556	0.1%
Savings accounts	180,317	178,260	169,023	6.7%
Brokered deposits	88,375	99,169	116,087	(23.9%	)
Internet time deposits	747	1,967	1,319	(43.4%	)
Other time deposits > $100,000	384,127	406,276	451,741	(15.0%	)
Other time deposits	349,952	369,039	425,230	(17.7%	)
Total deposits	2,695,906	2,679,012	2,751,019	(2.0%	)

Borrowings	116,394	116,394	46,394	150.9%
Other liabilities	18,384	15,390	15,735	16.8%
Total liabilities	2,830,684	2,810,796	2,813,148	0.6%

Shareholders’ equity
Preferred stock	70,787	70,787	70,787	0.0%
Common stock	132,532	132,440	132,099	0.3%
Retained earnings	184,958	179,656	167,136	10.7%
Accumulated other comprehensive income (loss)	(578)	1,932	1,900	n/m
Total shareholders’ equity	387,699	384,815	371,922	4.2%
Total liabilities and shareholders’ equity	$3,218,383	3,195,611	3,185,070	1.0%

n/m = not meaningful

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First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Yield on loans	5.13%	5.23%	5.65%	5.95%	5.85%
Yield on securities – tax-equivalent (1)	2.95%	3.25%	3.00%	3.19%	2.96%
Yield on other earning assets	0.38%	0.30%	0.33%	0.34%	0.36%
Yield on all interest earning assets	4.51%	4.58%	4.95%	5.44%	5.37%

Rate on interest bearing deposits	0.30%	0.32%	0.33%	0.34%	0.36%
Rate on other interest bearing liabilities	1.03%	1.03%	1.02%	2.14%	2.18%
Rate on all interest bearing liabilities	0.34%	0.35%	0.37%	0.38%	0.40%
Total cost of funds	0.27%	0.28%	0.30%	0.31%	0.33%

Net interest margin – tax-equivalent (2)	4.25%	4.30%	4.65%	5.13%	5.04%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Interest income – reduced by premium amortization on loans	$—	—	(49)	(49)	(49)
Interest income – increased by accretion of loan discount (1)	2,173	2,577	4,851	6,408	5,605
Interest expense – reduced by premium amortization of deposits	—	—	4	3	5
Impact on net interest income	$2,173	2,577	4,806	6,362	5,561

(1)	Corresponding indemnification asset expense is recorded for approximately 80% of this amount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

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First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013

Non-covered nonperforming assets
Nonaccrual loans	$50,066	53,620	47,533	44,129	41,938
Troubled debt restructurings - accruing	35,493	31,501	27,250	26,335	27,776
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	85,559	85,121	74,783	70,464	69,714
Foreclosed real estate	9,771	11,705	9,346	11,740	12,251
Total non-covered nonperforming assets	$95,330	96,826	84,129	82,204	81,965

Covered nonperforming assets (1)
Nonaccrual loans	$10,508	10,478	20,938	31,986	37,217
Troubled debt restructurings - accruing	5,823	6,273	8,193	7,429	8,909
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	16,331	16,751	29,131	39,415	46,126
Foreclosed real estate	2,350	3,237	9,934	19,504	24,497
Total covered nonperforming assets	$18,681	19,988	39,065	58,919	70,623

Total nonperforming assets	$114,011	116,814	123,194	141,123	152,588
Asset Quality Ratios – All Assets
Net quarterly charge-offs to average loans - annualized	0.82%	0.51%	0.99%	0.65%	1.31%
Nonperforming loans to total loans	4.25%	4.20%	4.27%	4.49%	4.70%
Nonperforming assets to total assets	3.54%	3.66%	3.77%	4.26%	4.79%
Allowance for loan losses to total loans	1.70%	1.82%	1.88%	1.97%	1.97%

Asset Quality Ratios – Based on Non-covered Assets only
Net quarterly charge-offs to average non-covered loans - annualized	0.78%	0.60%	0.69%	0.52%	0.74%
Non-covered nonperforming loans to non-covered loans	3.77%	3.71%	3.31%	3.12%	3.09%
Non-covered nonperforming assets to total non-covered assets	3.09%	3.17%	2.73%	2.65%	2.78%
Allowance for loan losses to non-covered loans	1.69%	1.81%	1.86%	1.98%	1.96%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

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First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013

Net interest income, as reported	$30,923	31,343	33,808	35,535	35,276
Tax-equivalent adjustment	376	378	375	373	386
Net interest income, tax-equivalent (A)	$31,299	31,721	34,183	35,908	35,662

Average earning assets (B)	$2,920,295	2,924,705	2,946,586	2,836,806	2,807,461
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.25%	4.30%	4.65%	5.13%	5.04%

Net interest income, tax-equivalent	$31,299	31,721	34,183	35,908	35,662
Loan discount accretion	2,173	2,577	4,851	6,408	5,605
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$29,126	29,144	29,332	29,500	30,057

Average earnings assets (B)	$2,920,295	2,924,705	2,946,586	2,836,806	2,807,461
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.96%	3.95%	3.99%	4.22%	4.25%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At December 31, 2014, the Company had a remaining loan discount balance of $20.8 million compared to $39.6 million at December 31, 2013. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

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